Exhibit 5.1

July 8, 2025

América Móvil, S.A.B. de C.V.
Lago Zurich 245
Plaza Carso / Edificio Telcel
Colonia Ampliación Granada
Miguel Hidalgo
11529, Mexico City
Mexico

Ladies and Gentlemen:

We have acted as special United States counsel to América Móvil, S.A.B. de C.V. (the “Company”), a corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States, in connection with the Company’s offering pursuant to a registration statement on Form F-3 (File No. 333-287731) (the “Registration Statement”) of (i) Ps.6,000,000,000 aggregate principal amount of its 10.125% Senior Notes due 2029 (the “2029 Notes”), (ii) Ps.6,000,000,000 aggregate principal amount of its 9.500% Senior Notes due 2031 (the “2031 Notes”) and (iii) Ps.3,500,000,000 aggregate principal amount of its 10.300% Senior Notes due 2034 (the “2034 Notes,” and together with the 2029 Notes and the 2031 Notes, the “Notes”) to be issued under an indenture, dated as of October 1, 2018 (the “Base Indenture”), among the Company, Citibank, N.A., as trustee (the “Trustee”), registrar and transfer agent, and Citibank, N.A., London Branch, as paying agent (the “Paying Agent”), as supplemented by (i) the Sixth Supplemental Indenture, dated as of July 6, 2023 (the “Sixth Supplemental Indenture”), as further amended by the Additional Notes Supplement to the Sixth Supplemental Indenture, dated as of July 8, 2025 (the “Additional Notes Supplement to Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated as of February 1, 2024 (the “Seventh Supplemental Indenture”), as further amended by the Additional Notes Supplement to the Seventh Supplemental Indenture, dated as of July 8, 2025 (the “Additional Notes Supplement to Seventh Supplemental Indenture”) and the Eighth Supplemental Indenture, dated as of March 27, 2024 (the “Eighth Supplemental Indenture,” together with the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the “Supplemental Indentures”), as further amended by the Additional Notes Supplement to the Eighth Supplemental Indenture, dated as of July 8, 2025 (the “Additional Notes Supplement to Eighth Supplemental Indenture,” together with the Additional Notes Supplement to Sixth Supplemental Indenture and Additional Notes Supplement to Seventh Supplemental Indenture, the “Additional Notes Supplements”), each among the Company, the Trustee and the Paying Agent.  The Base Indenture as supplemented by the Sixth Supplemental Indenture and the Additional Notes Supplement to Sixth Supplemental Indenture is referred to herein as the “2031 Notes Indenture,” the Base Indenture as supplemented by the Seventh Supplemental Indenture and the Additional Notes Supplement to Seventh Supplemental Indenture is referred to herein as the “2034 Notes Indenture,” the Base Indenture as supplemented by the Eighth Supplemental Indenture and the Additional Notes Supplement to Eighth Supplemental Indenture is referred to herein as the “2029 Notes Indenture,” and the 2029 Notes Indenture, 2031 Notes Indenture and 2034 Notes Indenture are  referred to herein as the “Indentures.”

América Móvil, S.A.B. de C.V., p. 2
In arriving at the opinion expressed below, we have reviewed the Registration Statement, including the Base Indenture, which is filed as an exhibit thereto, and we have reviewed the Supplemental Indentures, the Additional Notes Supplements and the global notes representing the Notes, as executed by the Company and authenticated by the Trustee. In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity and to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Base Indenture, the Supplemental Indentures and the Additional Notes Supplement or the Notes where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

América Móvil, S.A.B. de C.V., p. 3
We note that (a) the designation in Section 115 of the Base Indenture of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the Base Indenture or the Notes, the designation in Section 301 of each of the Supplemental Indentures of the U.S. federal courts located in the Borough of Manhattan, The City of New York as the venue for actions or proceedings arising out of or relating to the Supplemental Indentures, are (notwithstanding the waivers in Section 115 of the Base Indenture and Section 301 of each of the Supplemental Indentures) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding and (b) the enforceability in the United States of the waiver in Section 115 of the Base Indenture and Section 301 of each of the Supplemental Indentures by the Company of any immunity from jurisdiction or to service of process is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding U.S. federal statute and no controlling U.S. federal court decision on this issue. Accordingly, we express no opinion as to whether a U.S. federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order the conversion of the judgment into U.S. dollars.

We express no opinion as to the enforceability of the judgment currency indemnities in Section 1010 of the Base Indenture.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of MXN Notes” and in any prospectus supplements related thereto under the heading “Validity of Notes” as counsel for the Company who have passed on the validity of the Notes being registered by the Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/Duane McLaughlin
Duane McLaughlin, a Partner